UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	6744832
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 776-6804

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2017, InspireMD, Inc. (the “Company”) and James Barry, Ph.D., the Company’s president and chief executive officer, entered into the fifth amendment (the “Barry Amendment”) to that certain Employment Agreement dated as of July 14, 2014, as amended on each of January 5, 2015, February 22, 2015, March 28, 2016, and June 6, 2016 (as amended by the foregoing amendments, the “Employment Agreement”), in order to, among other things, (i) modify the term of Dr. Barry’s employment to (A) continue until July 31, 2018, with Dr. Barry resigning as a member of the Board at the end of such term if requested by the Company and (B) provide that in the event that the term is not extended beyond July 31, 2018, by mutual agreement of the parties, and the Company does not offer Dr. Barry a position as chief executive officer on the same or more favorable terms with a base salary that is at least $400,000, Dr. Barry’s termination will be deemed a termination without cause, and (ii) amend the terms and conditions of Dr. Barry’s compensation, as described below.

The Barry Amendment provides that, in the event of the closing of a transaction or series of related transactions with investors where the Company raises an aggregate of $7 million from such investors (the “Financing”), Dr. Barry’s base salary will increase to at least $33,333.33 per month ($400,000 on an annualized basis), commencing on the pay period immediately following the applicable closing for the remainder of the term of his employment under the Employment Agreement, as amended by the Barry Amendment.

The Employment Agreement, as amended by the Barry Amendment, provides that on or within 20 business days of the closing of the Financing, Dr. Barry will be eligible to receive, subject to Dr. Barry’s continued employment by the Company through the applicable grant date, (i) a nonqualified stock option relating to the number of shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Option”) and (ii) an award of a number of restricted shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Restricted Stock Award” and together with the Financing Option, the “Financing Equity Grant”), in each case, subject to the availability of shares for grant under the Company’s 2013 Long-Term Incentive Plan (the “Incentive Plan”). To the extent shares are not available for grant under the Incentive Plan for the full amount of the Financing Equity Grant on the date of grant, the Financing Option will be for 50% of the maximum number of shares that remain available on the date of grant for grant under the Incentive Plan, and the Financing Restricted Stock Award will be for 50% of the maximum number of shares that remain available on the date of grant for grant under the Incentive Plan. The Financing Equity Grant will be subject to the terms and conditions of separate award agreements between the Company and Dr. Barry and the terms and conditions of the Incentive Plan.

The Barry Amendment further amended the Employment Agreement to increase the one-time lump sum severance payment to 200% of Dr. Barry’s base amount (determined pursuant to the Employment Agreement), calculated with a base salary amount at the annual rate of $425,000, and to provide for vesting of 100% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Dr. Barry and lapse of any forfeiture included in such restricted or other stock grants, if Dr. Barry’s employment is terminated upon his death or disability, by Dr. Barry for good reason (as such term is defined in Dr. Barry’s employment agreement), or by us without cause (as such term is defined in Dr. Barry’s employment agreement).

Pursuant to the Barry Amendment, if within 24 months following a change in control, (a) Dr. Barry terminates his employment for good reason, or (b) we terminate his employment without cause, Dr. Barry will receive the same payments he would receive if his employment is terminated upon his death or disability, by Dr. Barry for good reason (as such term is defined in Dr. Barry’s employment agreement), or by us without cause (as such term is defined in Dr. Barry’s employment agreement).

In addition, the Barry Amendment added replacement of a majority of the members of the board of directors of the Company during any 3 month period to the definition of “Good Reason.”

The foregoing summary of the Barry Amendment is not complete and is qualified in its entirety by reference to the full text of the Barry Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Fifth Amendment to Employment Agreement, dated September 5, 2017, by and between InspireMD, Inc. and James Barry, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: September 7, 2017	By:	/s/ Craig Shore
	Name:	Craig Shore
	Title:	Chief Financial Officer